May 2019

Filed pursuant to Rule 433 dated May 16, 2019 relating to

Preliminary Pricing Supplement No. 1,997 dated May 16, 2019

Registration Statement Nos. 333-221595; 333-221595-01

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the notes do not pay interest. Instead, at maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash equal to the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based upon the value of the worst performing of the common stock of Bank of America Corporation, the common stock of Apple Inc. and the common stock of NIKE, Inc., which we refer to collectively as the underlying stocks, as determined on the determination date, subject to the maximum payment at maturity. The notes are for investors who are concerned about principal risk but seek a stock-based return and who are willing to forgo current income and upside beyond the maximum payment at maturity in exchange for the repayment of principal at maturity plus a supplemental redemption amount, if any, based on the value of the worst performing underlying stock on the determination date. Because the payment at maturity of the notes is based on the worst performing of the underlying stocks, the fact that the notes are linked to three underlying stocks does not provide any asset diversification benefits and instead means that if any of the underlying stocks depreciates or does not appreciate from its respective initial share price, the supplemental redemption amount will be $0, even if one or both of the other underlying stocks have appreciated. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	May 21, 2019
Original issue date:	May 24, 2019 (3 business days after the pricing date)
Maturity date:	May 26, 2022
Interest:	None
Underlying stocks:	The common stock of Bank of America Corporation (“BAC Stock”), the common stock of Apple Inc. (“AAPL Stock”) and the common stock of NIKE, Inc. (“NKE Stock”)
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any, subject to the maximum payment at maturity.

In no event will the payment due at maturity be less than $1,000 per note or greater than the maximum payment at maturity.

Supplemental redemption amount:	(i) $1,000 times (ii) the share percent change of the worst performing underlying stock times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 or greater than at least $250 per note (to be determined on the pricing date).
Participation rate:	100%
Maximum payment at maturity:	At least $1,250 per note (at least 125% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Share percent change:	With respect to each underlying stock, (final share price – initial share price) / initial share price
Worst performing underlying stock:	The underlying stock with the lowest share percent change
Initial share price:

With respect to the BAC Stock, $ , which is the closing price of such underlying stock on the pricing date

With respect to the AAPL Stock, $ , which is the closing price of such underlying stock on the pricing date

With respect to the NKE Stock, $ , which is the closing price of such underlying stock on the pricing date

Final share price:	With respect to each underlying stock, the closing price of one share of such underlying stock times the adjustment factor for such underlying stock, each as determined by the calculation agent on the determination date.
Adjustment factor:	The adjustment factor, with respect to each underlying stock, will initially be set at 1.0 and is subject to change upon certain corporate events affecting such underlying stock.
Determination date:	May 23, 2022, subject to postponement for non-trading days and certain market disruption events
CUSIP / ISIN:	61769HCK9 / US61769HCK95
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $957.00 per note, or within $15.00 of that estimate See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$	$
Total	$	$	$
(1)	Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $ for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of proceeds and hedging” on page 18.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying preliminary pricing supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Pricing Supplement No. 1,997 dated May 16, 2019

Prospectus Supplement dated November 16, 2017	Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

Investment Summary

Market-Linked Notes

The Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc. (the “notes”) offer 100% participation in any positive performance of the worst performing underlying stock, subject to the maximum payment at maturity. The notes provide investors:

▪	an opportunity to gain exposure to the worst performing of the underlying stocks

▪	the repayment of principal at maturity

▪	100% participation in a limited range of appreciation of the worst performing underlying stock over the term of the notes, subject to the maximum payment at maturity

▪	no exposure to any decline of the underlying stocks if the notes are held to maturity

At maturity, if any of the underlying stocks has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 3 years
Participation rate:	100%
Maximum payment at maturity:	At least $1,250 per note (at least 125% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Interest:	None

The original issue price of each note includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $957.00, or within $15.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying stocks. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stocks, instruments based on the underlying stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

May 2019	Page 2

Morgan Stanley Finance LLC

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of the worst performing of the underlying stocks and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek a stock-based return and who are willing to forgo current income and upside beyond the maximum payment at maturity in exchange for the repayment of principal at maturity plus a supplemental redemption amount, if any, based on the value of the worst performing underlying stock on the determination date

Repayment of Principal	The notes offer investors 100% upside exposure to the performance of the worst perfoming underlying stock, subject to the maximum payment at maturity, while providing for the repayment of principal in full at maturity.
Upside Scenario	All three underlying stocks increase in value, and, at maturity, the notes pay the stated principal amount of $1,000 plus 100% of the appreciation of the worst perfoming underlying stock, subject to the maximum payment at maturity.
Par Scenario

Any of the three underlying stocks declines or does not appreciate in value, and, at maturity, the notes pay only the stated principal amount of $1,000.

Because the payment at maturity of the notes is based on the worst performing of the underlying stocks, the fact that the notes are linked to three underlying stocks does not provide any asset diversification benefits and instead means that if any of the underlying stocks does not appreciate from its respective initial share price, the supplemental redemption amount will be $0, even if one or both of the other underlying stocks have appreciated.

May 2019	Page 3

Morgan Stanley Finance LLC

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the notes. The following examples are for illustrative purposes only. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk. The actual initial share price for each underlying stock and maximum payment at maturity will be determined on the pricing date. The below examples are based on the following terms:

Stated Principal Amount:	$1,000 per note
Hypothetical Initial Share Price:	With respect to the BAC Stock: $28.00 With respect to the AAPL Stock: $190.00 With respect to the NKE Stock: $84.00
Hypothetical Maximum Payment at Maturity:	$1,250 per note (125% of the stated principal amount)
Interest:	None

EXAMPLE 1: All three underlying stocks appreciate greatly over the term of the notes, and investors receive the maximum payment at maturity.

Final share price:	BAC Stock: $50.40 AAPL Stock: $323.00 NKE Stock: $159.60
Share percent change:	BAC Stock: ($50.40 - $28.00) / $28.00 = 80% AAPL Stock: ($323.00 - $190.00) / $190.00 = 70% NKE Stock: ($159.60 - $84.00) / $84.00 = 90%
Payment at maturity:

= $1,000 + supplemental redemption amount, if any, subject to the maximum payment at maturity

= $1,000 + ($1,000 × the share percent change of the worst performing underlying stock × the participation rate), subject to the maximum payment at maturity

= maximum payment at maturity

= $1,250

In example 1, the final share price for the BAC Stock has increased from its initial share price by 80%, the final share price for the AAPL Stock has increased from its initial share price by 70% and the final share price for the NKE Stock has increased from its initial share price by 90%. Therefore, investors receive at maturity the stated principal amount plus 100% of the appreciation of the worst performing underlying stock, which is the AAPL Stock in this example, subject to the maximum payment at maturity. Because the payment at maturity cannot exceed the maximum payment at maturity, investors receive $1,250 per note at maturity.

May 2019	Page 4

Morgan Stanley Finance LLC

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

EXAMPLE 2: All three underlying stocks appreciate over the term of the notes, and investors receive the stated principal amount plus a supplemental redemption amount based on the performance of the worst performing underlying stock.

Final share price:	BAC Stock: $42.00 AAPL Stock: $342.00 NKE Stock: $92.40
Share percent change:	BAC Stock: ($42.00 - $28.00) / $28.00 = 50% AAPL Stock: ($342.00 - $190.00) / $190.00 = 80% NKE Stock: ($92.40 - $84.00) / $84.00 = 10%
Payment at maturity:

= $1,000 + supplemental redemption amount, if any, subject to the maximum payment at maturity

= $1,000 + ($1,000 × the share percent change of the worst performing underlying stock × the participation rate), subject to the maximum payment at maturity

= $1,000 + ($1,000 × the share percent change of the NKE Stock × the participation rate)

= $1,100

In example 2, the final share price for the BAC Stock has increased from its initial share price by 50%, the final share price for the AAPL Stock has increased from its initial share price by 80% and the final share price for the NKE Stock has increased from its initial share price by 10% over the term of the notes. Because the worst performing underlying stock has appreciated by 10%, investors receive at maturity the stated principal amount plus 100% participation in the performance of the worst performing underlying stock and receive $1,100.00 per note at maturity.

EXAMPLE 3: Two underlying stock have appreciated, while the other underlying stock has not appreciated over the term of the notes. Therefore, investors receive only the stated principal amount at maturity.

Final share price:	BAC Stock: $42.00 AAPL Stock: $342.00 NKE Stock: $75.60
Share percent change:	BAC Stock: ($42.00 - $28.00) / $28.00 = 50% AAPL Stock: ($342.00 - $190.00) / $190.00 = 80% NKE Stock: ($75.60 - $84.00) / $84.00 = - 10%
Payment at maturity:	= $1,000

In example 3, the final share price for the BAC Stock has appreciated by 50% while the final share price for the AAPL Stock has increased from its initial share price by 80% and the final share price for the NKE Stock has decreased from its initial share price by 10% over the term of the notes. Because the final share price of the worst performing underlying stock is less than or equal to its respective initial share price, investors receive at maturity only the stated principal amount of $1,000 per note.

Because the payment at maturity of the notes is based on the worst performing of the underlying stocks, the fact that the notes are linked to three underlying stocks does not provide any asset diversification benefits and instead means that if any of the underlying stocks depreciates or does not appreciate from its respective initial share price, the supplemental redemption amount will be $0, even if one or both of the other underlying stocks have appreciated.

May 2019	Page 5

Morgan Stanley Finance LLC

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

▪	The notes do not pay interest and may not pay more than the stated principal amount at maturity. The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes. If the share percent change of the worst performing underlying stock, as determined on the determination date, is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if each underlying stock does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based upon the value of the worst performing underlying stock, as determined on the determination date, subject to the maximum payment at maturity.

▪	The appreciation potential of the notes is limited by the maximum payment at maturity. The appreciation potential of the notes is limited by the maximum payment at maturity of at least $1,250.00 per note, or at least 125% of the stated principal amount (to be determined on the pricing date). Because the payment at maturity will be limited to 125% of the stated principal amount for the notes (assuming a maximum payment at maturity of $1,250 per note), any increase in the value of the worst performing underlying stock beyond 125% of its respective initial share will not further increase the return on the notes.

▪	Any potential positive return on the notes is limited to the return of the worst performing underlying stock. Your return on the notes is not linked to a basket consisting of the three underlying stocks. Rather, it will be contingent upon the independent performance of each of the underlying stocks. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying stock. Poor performance by any underlying stock over the term of the notes will negatively affect your return and will not be offset or mitigated by a positive performance by the other underlying stocks. To receive any supplemental redemption amount, each underlying stock must close above its respective initial share price on the determination date. If any underlying stock depreciates or does not appreciate over the term of the notes, you will receive only the $1,000 stated principal amount at maturity, without any positive return on your investment. Accordingly, your investment is subject to the price risk of each underlying stock.

▪	Because the notes are linked to the performance of the worst performing of the underlying stocks, you are exposed to a greater risk of receiving no supplemental redemption amount than if the notes were linked to just one of the underlying stocks. The risk that you will not receive any supplemental redemption amount is greater if you invest in the notes as opposed to substantially similar notes that are linked to the performance of just one of the underlying stocks. With three underlying stocks, it is more likely that any underlying stock will close at or below the respective initial share price on the determination date than if the notes were linked to only one of the underlying stocks, and therefore it is more likely that you will not receive any supplemental redemption amount.

▪	The notes will not be listed and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of

May 2019	Page 6

Morgan Stanley Finance LLC

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

o	the volatility (frequency and magnitude of changes in price) of the underlying stocks;

o	interest and yield rates in the market;

o	the dividend rates on the underlying stocks, if any;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stocks or stock markets generally and which may affect the price of the underlying stocks;

o	the time remaining until the notes mature;

o	the occurrence of certain events affecting the underlying stocks that may or may not require an adjustment to the adjustment factor; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the closing price of any underlying stock at the time of sale is at or below its closing price on the pricing date, or if market interest rates rise. You cannot predict the future performance of any of the underlying stocks based on their historical performance. There can be no assurance that the final share price of each underlying stock will be greater than its initial share price such that you will receive at maturity an amount in excess of the $1,000 stated principal amount of the notes.

▪	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore, you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

▪	The amount payable on the notes is not linked to the values of the underlying stocks at any time other than the determination date. The final share prices will be based on the closing prices of each underlying stock on the determination date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the worst performing underlying stock appreciates prior to the determination date but then drops by the determination date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the price of the worst performing underlying stock prior to such drop. Although the actual price of the worst performing underlying stock on the stated maturity date or at other times during the term of the notes may be higher than its respective final share price, the payment at maturity will be based solely on the closing price of the worst performing underlying stock on the determination date.

May 2019	Page 7

Morgan Stanley Finance LLC

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

▪	Morgan Stanley is not affiliated with Bank of America Corporation, Apple Inc. or NIKE, Inc. Bank of America Corporation, Apple Inc. and NIKE, Inc. are not affiliates of ours and are not involved with this offering in any way. Consequently, we have no ability to control the actions of Bank of America Corporation, Apple Inc. or NIKE, Inc. including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Bank of America Corporation, Apple Inc. and NIKE, Inc. have no obligation to consider your interests as an investor in the notes in taking any corporate

May 2019	Page 8

Morgan Stanley Finance LLC

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

actions that might affect the value of your notes. None of the money you pay for the notes will go to Bank of America Corporation, Apple Inc. or NIKE, Inc.

▪	We may engage in business with or involving Bank of America Corporation, Apple Inc. or NIKE, Inc. without regard to your interests. We or our affiliates may presently or from time to time engage in business with Bank of America Corporation, Apple Inc. or NIKE, Inc. without regard to your interests, including extending loans to, or making equity investments in, Bank of America Corporation, Apple Inc. or NIKE, Inc. or their affiliates or subsidiaries, or providing advisory services to Bank of America Corporation, Apple Inc. or NIKE, Inc., such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Bank of America Corporation, Apple Inc. or NIKE, Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time may have published and in the future may publish research reports with respect to BAC Stock, AAPL Stock or NKE Stock. These research reports may or may not recommend that investors buy or hold BAC Stock, AAPL Stock or NKE Stock.

▪	You have no shareholder rights. Investing in the notes is not equivalent to investing in BAC Stock, AAPL Stock or NKE Stock. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to BAC Stock, AAPL Stock or NKE Stock.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect BAC Stock, AAPL Stock or NKE Stock. MS & Co., as calculation agent, will adjust the adjustment factors for certain corporate events affecting BAC Stock, AAPL Stock or NKE Stock, such as stock splits, stock dividends and extraordinary dividends, and for certain other corporate actions involving BAC Stock, AAPL Stock or NKE Stock. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the BAC Stock, AAPL Stock or NKE Stock. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of an underlying stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust an adjustment factor, such as a regular cash dividend, the market price of the notes and your return on the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the notes. For example, if the record date for a regular cash dividend were to occur on or shortly before the determination date, this may decrease the final share price of an underlying stock to be less than its respective initial share price, materially and adversely affecting your return.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial share prices, the final share prices, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factors and the payment to you at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events (and of any adjustments to the adjustment factors). These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Terms—Initial Share Price,” “—Final Share Price,” “—Determination Date,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “Antidilution Adjustments,” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes, including trading in the underlying stocks and in options contracts on the underlying stocks, as well as in other instruments related to the underlying stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our

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Morgan Stanley Finance LLC

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

other affiliates also trade the underlying stocks and other financial instruments related to the underlying stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the initial share prices of the underlying stocks and, therefore, could increase the prices above which the underlying stocks must close on the determination date before an investor would receive a payment at maturity that exceeds the stated principal amount. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the value of the underlying stocks and, accordingly, the amount of cash an investor will receive at maturity.

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Morgan Stanley Finance LLC

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

Bank of America Corporation Overview

Bank of America Corporation is a bank holding company and a financial holding company. BAC Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Apple Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-06523 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Bank of America Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of BAC Stock is accurate or complete.

Information as of market close on May 15, 2019:

Bloomberg Ticker Symbol:	BAC
Exchange:	NYSE
Current Stock Price:	$28.29
52 Weeks Ago:	$31.22
52 Week High (on 8/8/2018):	$31.80
52 Week Low (on 12/24/2018):	$22.73
Current Dividend Yield:	2.09%

The following table sets forth the published high and low closing prices of, as well as dividends on, BAC Stock for each quarter from January 1, 2016 through May 15, 2019. The closing price of BAC Stock on May 15, 2019 was $28.29. The associated graph shows the closing prices of BAC Stock for each day from January 1, 2014 through May 15, 2019. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of BAC Stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of BAC Stock at any time, including on the determination date.

Common Stock of Bank of America Corporation (CUSIP 060505104)	High ($)	Low ($)	Dividends ($)
2016
First Quarter	16.43	11.16	0.05
Second Quarter	15.11	12.18	0.05
Third Quarter	16.19	12.74	0.075
Fourth Quarter	23.16	15.63	0.075
2017
First Quarter	25.50	22.05	0.075
Second Quarter	24.32	22.23	0.075
Third Quarter	25.45	22.89	0.12
Fourth Quarter	29.88	25.45	0.12
2018
First Quarter	32.84	29.17	0.12
Second Quarter	31.22	28.19	0.12
Third Quarter	31.80	27.78	0.15
Fourth Quarter	30.43	22.73	0.15
2019
First Quarter	29.82	24.56	0.15
Second Quarter (through May 15, 2019)	30.77	28.25	0.15

We make no representation as to the amount of dividends, if any, that Bank of America Corporation may pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Bank of America Corporation.

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Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

Historical Daily Closing Prices of Bank of America Corporation January 1, 2014 through May 15, 2019

This document relates only to the notes offered hereby and does not relate to BAC Stock or other securities of Bank of America Corporation. We have derived all disclosures contained in this document regarding Bank of America Corporation from the publicly available documents described above. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Bank of America Corporation in connection with the offering of the notes. Neither we nor the agent makes any representation that such publicly available documents are or any other publicly available information regarding Bank of America Corporation is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of BAC Stock (and therefore the price of BAC Stock at the time we price the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Bank of America Corporation could affect the value received at maturity with respect to the notes and therefore the value of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of BAC Stock.

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Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

Apple Inc. Overview

Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. AAPL Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Apple Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 000-10030 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of AAPL Stock is accurate or complete.

Information as of market close on May 15, 2019:

Bloomberg Ticker Symbol:	AAPL
Exchange:	Nasdaq
Current Stock Price:	$190.92
52 Weeks Ago:	$186.44
52 Week High (on 10/3/2018):	$232.07
52 Week Low (on 1/3/2019):	$142.19
Current Dividend Yield:	1.61%

The following table sets forth the published high and low closing prices of, as well as dividends on, AAPL Stock for each quarter from January 1, 2016 through May 15, 2019. The closing price of AAPL Stock on May 15, 2019 was $190.92. The associated graph shows the closing prices of AAPL Stock for each day from January 1, 2014 through May 15, 2019. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of AAPL Stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of AAPL Stock at any time, including on the determination date.

Common Stock of Apple Inc. (CUSIP 037833100)	High ($)	Low ($)	Dividends ($)
2016
First Quarter	109.56	93.42	0.52
Second Quarter	112.10	90.34	0.57
Third Quarter	115.57	94.99	0.57
Fourth Quarter	118.25	105.71	0.57
2017
First Quarter	144.12	116.02	0.57
Second Quarter	156.10	140.68	0.63
Third Quarter	164.05	142.73	0.63
Fourth Quarter	176.42	153.48	0.63
2018
First Quarter	181.72	155.15	0.63
Second Quarter	193.98	162.32	0.73
Third Quarter	228.36	183.92	0.73
Fourth Quarter	232.07	146.83	0.73
2019
First Quarter	195.09	142.19	0.73
Second Quarter (through May 15, 2019)	211.75	185.72	0.77

We make no representation as to the amount of dividends, if any, that Apple Inc. may pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Apple Inc.

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Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

Historical Daily Closing Prices of Apple Inc. January 1, 2014 through May 15, 2019

This document relates only to the notes offered hereby and does not relate to AAPL Stock or other securities of Apple Inc. We have derived all disclosures contained in this document regarding Apple Inc. from the publicly available documents described above. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple Inc. in connection with the offering of the notes. Neither we nor the agent makes any representation that such publicly available documents are or any other publicly available information regarding Apple Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of AAPL Stock (and therefore the price of AAPL Stock at the time we price the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Apple Inc. could affect the value received at maturity with respect to the notes and therefore the value of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of AAPL Stock.

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Morgan Stanley Finance LLC

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

NIKE, Inc. Overview

NIKE, Inc. is a bank holding company and a financial holding company. NKE Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Apple Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-06523 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding NIKE, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of NKE Stock is accurate or complete.

Information as of market close on May 15, 2019:

Bloomberg Ticker Symbol:	NKE
Exchange:	NYSE
Current Stock Price:	$84.01
52 Weeks Ago:	$69.50
52 Week High (on 4/18/2019):	$89.20
52 Week Low (on 12/20/2018):	$67.53
Current Dividend Yield:	1.04%

The following table sets forth the published high and low closing prices of, as well as dividends on, NKE Stock for each quarter from January 1, 2016 through May 15, 2019. The closing price of NKE Stock on May 15, 2019 was $84.01. The associated graph shows the closing prices of NKE Stock for each day from January 1, 2014 through May 15, 2019. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of NKE Stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of NKE Stock at any time, including on the determination date.

Common Stock of NIKE, Inc. (CUSIP 060505104)	High ($)	Low ($)	Dividends ($)
2016
First Quarter	64.90	55.04	0.16
Second Quarter	61.59	51.89	0.16
Third Quarter	60.22	52.16	0.16
Fourth Quarter	52.67	49.62	0.18
2017
First Quarter	58.68	51.98	0.18
Second Quarter	59.00	51.10	0.18
Third Quarter	60.14	51.85	0.18
Fourth Quarter	64.81	50.83	0.20
2018
First Quarter	69.65	62.49	0.20
Second Quarter	79.68	64.12	0.20
Third Quarter	85.55	75.53	0.20
Fourth Quarter	84.46	67.53	0.22
2019
First Quarter	88.01	72.75	0.22
Second Quarter (through May 15, 2019)	89.20	82.53	0.22

We make no representation as to the amount of dividends, if any, that NIKE, Inc. may pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of NIKE, Inc.

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Morgan Stanley Finance LLC

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

Historical Daily Closing Prices of NIKE, Inc. January 1, 2014 through May 15, 2019

This document relates only to the notes offered hereby and does not relate to NKE Stock or other securities of NIKE, Inc. We have derived all disclosures contained in this document regarding NIKE, Inc. from the publicly available documents described above. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to NIKE, Inc. in connection with the offering of the notes. Neither we nor the agent makes any representation that such publicly available documents are or any other publicly available information regarding NIKE, Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of NKE Stock (and therefore the price of NKE Stock at the time we price the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning NIKE, Inc. could affect the value received at maturity with respect to the notes and therefore the value of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of NKE Stock.

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Morgan Stanley Finance LLC

Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying stocks:	The common stock of Bank of America Corporation The common stock of Apple Inc. The common stock of NIKE, Inc.
Underlylng stock issuers:	With respect to the BAC Stock, Bank of America Corporation With respect to the AAPL Stock, Apple Inc. With respect to the NKE Stock, NIKE, Inc.
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:	If the scheduled determination date is not a trading day with respect to any underlying stock or if a market disruption event occurs with respect to any underlying stock on that day so that the determination is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed with respect to any underlying stock.
Additional information related to calculating the final share price:

If a market disruption event occurs with respect to an underlying, the calculation agent may determine the final share price in accordance with the procedures set forth in the accompanying preliminary pricing supplement. You should refer to the section “Terms—Closing Price” in the accompanying preliminary pricing supplement for more information.

Following certain corporate events relating to an underlying, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the accompanying preliminary pricing supplement for the notes. You should refer to the section “Terms—Antidilution Adjustments” in the accompanying preliminary pricing supplement for more information.

Minimum ticketing size:	$1,000 / 1 note
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Contingent Payment Notes.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal

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Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In addition, as discussed in the accompanying prospectus supplement, withholding rules commonly referred to as “FATCA” apply to certain financial instruments (including the notes) with respect to payments of amounts treated as interest and to any payment of gross proceeds of a disposition (including retirement) of such an instrument. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by taking positions in the underlying stocks, in futures and/or options contracts on the underlying stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial share price of an underlying stock, and, therefore, could increase the price above which such underlying stock must close on the determination date before you would receive a payment at maturity that exceeds the stated principal amount (depending also on the performance of the other underlying stocks). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the underlying stocks, futures or options contracts on the underlying stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the determination date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the terms, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of any underlying stock and, therefore, adversely affect the value of the notes or the payment at maturity (depending also on the performance of the other underlying stocks).

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or

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disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such note on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any note acknowledges and agrees that:

(i)       the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the notes, (B) the purchaser or holder’s investment in the notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the notes;

(ii)       we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the notes and (B) all hedging transactions in connection with our obligations under the notes;

(iii)       any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)       our interests are adverse to the interests of the purchaser or holder; and

(v)       neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase,

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Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any note to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these notes should consult and rely on their own counsel and advisers as to whether an investment in these notes is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $ for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the maximum payment at maturity, such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the preliminary pricing supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement, the preliminary pricing supplement, and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the preliminary pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Preliminary Pricing Supplement No. 1,997 dated May 16, 2019

Prospectus Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the preliminary pricing supplement, the prospectus supplement or in the prospectus.

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